Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Itamar Medical Ltd.

We consent to the use of our report dated March 30, 2020, with respect to the consolidated statements of financial position of Itamar Medical Ltd. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus.

Our report refers to a change to the method of accounting for leases.

/s/ Somekh Chaikin

Certified Public Accountants (Israel)

A member firm of KPMG International

Tel Aviv, Israel

November 17, 2020